United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2021 (January 6, 2021)
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers. Compensatory Arrangements of Certain Officers.
J. Brendan Herron Transition
On January 7, 2021, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) announced that J. Brendan Herron will be transitioning from his role as an executive vice president of the Company to a role as a strategic advisor to the Company. It is expected that the effective date of this transition will be April 18, 2021.
Pursuant to an agreement entered into between the Company and Mr. Herron, dated January 6, 2021 (the “Letter Agreement”), Mr. Herron will provide strategic consulting services to the Company. The Letter Agreement has a term of 12 months, subject to extension upon mutual agreement of the parties. Pursuant to the Letter Agreement, Mr. Herron will receive a one-time payment of $1 million in cash and 22,254 units of limited partnership interest in the Company’s operating partnership (“OP Units”) that will vest on the first anniversary of the date of grant, both to be paid within 10 business days of the effective date of the Letter Agreement. In addition, the Letter Agreement provides that Mr. Herron is entitled to a fee of $41,666.67 in cash per month during the term of the Letter Agreement as well as additional success payments subject to negotiation to the extent a strategic project requires the involvement of Mr. Herron beyond what is contemplated by the Letter Agreement.
In addition, following effectiveness of the waiver provisions under the Letter Agreement, 13,423 shares of unvested restricted common stock of the Company previously awarded to Mr. Herron will vest and 133,500 membership units in HASI Management HoldCo LLC previously awarded to Mr. Herron will be converted, at the maximum level contemplated in the applicable grant agreements irrespective of any performance requirements, into 13,423 shares of fully vested common stock and 133,500 fully vested OP Units. Pursuant to the Letter Agreement, Mr. Herron agrees to waive and release all claims he may have, or in the future may possess, arising out of his role as an officer of the Company, and the transition of such relationship; provided, however, that Mr. Herron does not release, among other things, any rights to payments and benefits provided under his employment agreement except as provided in the Letter Agreement, any right to enforce the Letter Agreement, except as provided in the Letter Agreement, his rights under the indemnification agreement, or any claims under the Employee Retirement Income Security Act of 1974.
The Company may, in its sole option, terminate the Letter Agreement, with or without cause by delivering a notice of termination. If the Letter Agreement is terminated without cause, Mr. Herron will be entitled to (x) any unpaid compensation set forth above through the end of the term of the Letter Agreement and (y) all outstanding restricted stock units and OP Units awarded to Mr. Herron prior to such time will be converted into unrestricted common stock of the Company or OP Units, as applicable, at the maximum level contemplated in the applicable grant agreements irrespective of any performance requirements. If the termination of the Letter Agreement is for cause, Mr. Herron shall not be entitled to any further compensation from the Company.
The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by the terms of the Letter Agreement to be filed as an exhibit the Company’s next periodic report.
Jeffrey A. Lipson Appointment
On January 6, 2021, the board of directors of the Company appointed Jeffrey A. Lipson, 53, the Company’s current executive vice president and chief financial officer, to the additional role of chief operating officer. In addition to his new responsibilities as chief operating officer, Mr. Lipson will retain his responsibilities as executive vice president, chief financial officer, and member of the investment committee of the Company. Details of Mr. Lipson’s biography can be found in the Company’s 2020 Proxy Statement filed with the SEC.
There are no arrangements or understandings with any person pursuant to which Mr. Lipson was appointed chief operating officer of the Company. Mr. Lipson has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer
Date: January 12, 2021